EXHIBIT (23)-1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our reports (i) dated November 27, 1995 on the Combined Financial Statements of Cobb Theatres Group, (ii) dated July 12, 1996 on the Financial Statements of R. C. Cobb, Inc. and (iii) dated July 12, 1996 on the Financial Statements of Cobb Theatres II, Inc. in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-2724) and the related Prospectus of Cobb Theatres, L.L.C. and Cobb Finance Corp. for the registration of $85,000,000 of 10 5/8% New Senior Secured Notes due 2003.

                                          Ernst & Young LLP


Birmingham, Alabama
July 17, 1996